Exhibit 10.16

SEVENTH AMENDMENT TO FINANCING AGREEMENT

This SEVENTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of June 25, 2004, is entered into by and among KEY TRONIC CORPORATION, a Washington corporation (the “Company”), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, as lender (the “Lender”).

RECITALS

A. The Company and the Lender previously entered into that certain Financing Agreement, dated August 22, 2001 (as amended, supplemented, restated, and modified from time to time, the “Financing Agreement”), pursuant to which the Lender agreed to provide loans and other financial accommodations to the Company from time to time.

B. The Company has requested that the Lender amend the Financing Agreement to provide for the making of LIBOR rate loans, and the Lender is willing to agree to the Company’s request, subject to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth below, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Financing Agreement.

2. Amendments to Financing Agreement.

a. The following definitions are hereby added to Section 1 of the Financing Agreement in alphabetical order to read as follows:

“ Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, means the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including without limitation, basic, supplemental, marginal, and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).”

“ Interest Period means:

(a) with respect to any initial request by the Company for a LIBOR Loan or to convert a non-LIBOR Loan into a LIBOR Loan, at the option of the Company, either a three month or a six month period commencing on the borrowing or conversion date thereor, as applicable, and ending three or six months thereafter, as applicable; and

(b) thereafter, with respect to any continuation of a LIBOR Loan, at the option of the Company, a three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending three or six months thereafter, as applicable;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Working Day, that Interest Period will be extended to the succeeding Working Day, unless the result of such extension would extend such payment into another calendar month, in which event such Interest Period will end on the Working Day immediately preceding the original termination date of such Interest Period;

(ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Working Day of the following calendar month; and

(iii) for purposes of determining the availability of Interest Periods, such Interest Periods will be deemed available if: (x) JP Morgan Chase Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR; (y) the LIBOR determined by JP Morgan Chase Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period; and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then-current term of this Financing Agreement. If a requested Interest Period is unavailable in accordance with the foregoing sentence, the Company will continue to pay interest on the Obligations subject to such request at the per annum rate based upon the JP Morgan Chase Bank Rate otherwise applicable under this Financing Agreement.”

“ JP Morgan Chase Bank Rate Loans means any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the JP Morgan Chase Bank Rate.”

“ LIBOR means, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at CIT’s election: (i) the rate set forth in the New York edition of The Wall Street Journal under the “Money Rates” section for “London Interbank Offered Rates”; (ii) the applicable LIBOR quoted to CIT by JP Morgan Chase Bank (or any successor thereof); or (iii) the rate of interest determined by CIT at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period, provided that if at least two such offered rates appear on the Telerate Page (or any successor thereof) 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day that is two (2) Business Days prior to the beginning of such Interest Period.”

“ LIBOR Loan means any loans made pursuant to this Financing Agreement that are made or maintained at a rate of interest based upon LIBOR, provided that: (i) no Default or Event of Default has occurred that has not been waived in writing by CIT; and (ii) no LIBOR Loan may be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Early Termination Date.”

“ Seventh Amendment Date means June 25, 2004.”

(b) The following definitions contained in Section 1 of the Finaincing Agreement are hereby amended and restated in their entirety to read as follows:

“ Applicable Margin means, with respect to the JP Morgan Chase Bank Rate or LIBOR, as applicable, the amount set forth below corresponding to the applicable level:

Level	EBITDA	Applicable Margin
		JP Morgan Chase Bank Rate	LIBOR
I	Less than $1	1.00%	3.25%
II	Greater than $1, but less than $3,000,000.75%		3.00%
III	Greater than $3,000,000, but less than $8,000,000.50%		2.75%
IV	Greater than $8,000,000.25%		2.50%

“ Default Rate of Interest means a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%); and (b) the applicable increment over the JP Morgan Chase Bank Rate (as set forth in Section 8.1 hereof) plus the JP Morgan Chase Bank Rate, or the applicable increment over the LIBOR Rate (as set forth in Section 8.14 hereof) plus the LIBOR Rate, which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Section 10.2 of this Financing Agreement.”

(c) The third sentence of Section 3.1 of the Financing Agreement, which reads “All requests for loans and advances must be received by an officer of CIT no later than 10:30 a.m., Los Angeles time, of the Business Day on which any such Loans and advances are required.”, is hereby amended and restated to read in its entirety as follows:

“All requests for loans and advances must be received by an officer of CIT no later than: (i) 10:30 a.m., Los Angeles time, of the Business Day on which any such JP Morgan Chase Bank Rate Loans and advances are required; or (ii) three Business Days prior to any requested LIBOR Loan.”

(d) The first sentence of Section 8.1(a) of the Financing Agreement is hereby deleted and replaced to read as follows:

“Interest on the Revolving Loans, whether bearing interest based on the JP Morgan Chase Bank Rate or LIBOR, shall be payable monthly as of the end of each month. Interest on JP Morgan Chase Bank Rate Loans and the Term Loan shall bear interest at an amount per annum equal to the JP Morgan Chase Bank Rate, plus the Applicable Margin, on the average of the net balances owing by the Company to CIT in the Revolving Loan Account and on the Term Loan at the close of each day during such month.”

(e) A new Section 8.14 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.14 The Company may request LIBOR Loans on the following terms and conditions:

(a) The Company may elect, subsequent to the Seventh Amendment Date, and from time to time thereafter: (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan; or (ii) to convert JP Morgan Chase Bank Rate Loans to LIBOR Loans, in either case, upon at least four Business Days’ prior irrevocable notice of such election to CIT. Each LIBOR Loan must be for a minumum principal amount of $1,000,000 and in intergral multiples of $250,000 in excess thereof. The Company may elect from time to time to convert LIBOR Loans to JP Morgan Chase Bank Rate Loans by giving CIT at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to JP Morgan Chase Bank Rate Loans may only be made, subject to the following sentence, on the last day of an Interest Period with respect thereto. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion will be made on the next Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such next Business Day, as the case may be, such loan shall bear interest as if it were a JP Morgan Chase Bank Rate Loan. All or any part of outstanding JP Morgan Chase Bank Rate Loans may be converted to LIBOR Loans as provided herein. CIT is entitled to charge the Company a $500 fee upon the first effective day of any such election for a LIBOR Loan.

(b) Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided that the Company so notifies CIT, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided, further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but will be automatically converted to a JP Morgan Chase Bank Rate Loan on the last day of the Interest Period during which such Default or Event of Default occurred. Absent such notification, LIBOR Loans will convert to JP Morgan Chase Bank Rate Loans on the last day of the applicable Interest Period. Each notice of election of a LIBOR Loan, conversionto a LIBOR Loan, or continuation of a LIBOR Loan as such furnished by the Company pursuant hereto must specify whether such election, conversion, or continuation is for a three or six month period. Notwithstanding anything to the contrary contained herein, CIT (or any participant, if applicable) will not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Loans, but any and all provisions hereof relating to LIBOR Loans will be deemed to apply as if CIT (and any participant, if applicable) had purchased such deposits to fund any LIBOR Loans.

(c) The Company may request a LIBOR Loan, convert any JP Morgan Chase Bank Rate Loan, or continue any LIBOR Loan provided that there is then no Default or Event of Default in effect.”

(f) A new Section 8.15 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.15

(a) The LIBOR Loans will bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus the Applicable Margin.

(b) If all or a portion of the outstanding principal amount of the Obligations are not paid when due (whether at the stated maturity, by acceleration, or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, will be converted to a JP Morgan Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c) The Company may not have more than four (4) LIBOR Loans outstanding at any given time.”

(g) A new Section 8.16 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.16

(a) Interest in respect of the LIBOR Loans will be calculated on the basis of a 360 day year and will be payable as of the end of each month.

(b) CIT will, at the request of the Company, deliver to the Company a statement showing the quotations given by JP Morgan Chase Bank and the computations used in determining any interest rate pursuant to Section 8.15 hereof.”

(h) A new Section 8.17 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.17 As further set forth in Section 8.12 above, in the event that CIT (or any financial institution that may become a participant hereunder) determines in the exercise of its reasonable business judgement (which determination will be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a JP Morgan Chase Bank Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, then CIT will forthwith give written notice of such determination to the Company at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such JP Morgan Chase Bank Rate Loan, or the last day of such Interest Period, as applicable. If such notice is given: (i) any requested LIBOR Loan will be made as a JP Morgan Chase Bank Rate Loan; (ii) any JP

Morgan Chase Bank Rate Loan that was to have been converted to a LIBOR Loan will be continued as a JP Morgan Chase Bank Rate Loan; and (iii) any outstanding LIBOR Loan will be converted, on the last day of then-current Interest Period with respect thereto, to a JP Morgan Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, no further LIBOR Loan will be made, nor will the Company have the right to convert a JP Morgan Chase Bank Rate Loan to a LIBOR Loan.”

(i) A new Section 8.18 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.18 If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day or Working Day.”

(j) A new Section 8.19 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.19 Notwithstanding any other provisions herein, if any law, regulation, treaty, or directive or any change therein or in the interpretation or application thereof, makes it unlawful for CIT to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, will automatically be converted to JP Morgan Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law. The Company hereby agrees promptly to pay CIT, upon demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversion in accordance with this Section 8, including, but not limited to, any interest or fees payable by CIT to lenders of funds obtained by CIT in order to make or maintain LIBOR Loans hereunder.”

(k) A new Section 8.20 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.20 The Company hereby indemnifies CIT (including any participant) against any loss or expense that CIT or such participant may sustain or incur as a consequence of: (a) default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by CIT or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Section 8.14 hereof; (c) any prepayment of LIBOR Loans on a day that is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to CIT thereof. The determination by CIT of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CIT’s calculations thereof in reasonable detail, will be conclusive on the Company in the absence of manifest error. Calculation of all amounts payable under this Section 8.20 with regard to LIBOR Loans will be made as though CIT had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that CIT may fund each of the LIBOR Loans in any manner CIT sees fit and the foregoing assumption may be used only for calculation of amounts payable under this section. In addition to any amount that CIT may be entitled to as an indemity payment under this Section 8.20, the Company agrees to pay to CIT an additional fee of $500 per occurance of any of the defaults or prepayments set forth in Sections 8.20(a) through (d). Notwithstanding anything to the contrary contained herein, CIT will apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company: (i) initially to the JP Morgan Chase Bank Rate Loans; and (ii) subsequently to LIBOR Loans; provided, however that: (x) upon the occurrence of an Event of Default; or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CIT may apply all such amounts received by it to the payment of Obligations in such manner and in such order as CIT may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans that are LIBOR Loans, such application will be treated as a prepayment of such loans and CIT will be entitled to indemnification hereunder. This covenant will survive termination of this Financing Agreement and payment of the outstanding Obligations.”

(l) A new Section 8.21 is hereby added to the Financing Agreement to read in its entirety as follows:

“ 8.21 Notwithstanding anything to the contrary in this Financing Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” means, with respect to CIT, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including CIT of or under any United States federal, state, or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), CIT either: (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of CIT that includes LIBOR Loans; or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets that it may hold, then, if CIT so elects by notice to the Company, the obligation of CIT to make or continue, or to convert JP Morgan Chase Bank Rate Loans into LIBOR Loans hereunder will be suspended until such Regulatory Change ceases to be in effect.”

3. Conditions to Effectiveness. This Amendment will become effective only upon the satisfaction of all of the following conditions precedent (the “Conditions Precedent”):

(a) The Lender has received this Amendment, duly executed and delivered by the Lender and the Company and acknowledged by the Guarantors;

(b) Each of the representations and warranties set forth in this Amendment are true and correct; and

(c) The Lender has received such other documents, certificates, opinions, and information, including without limitation, any third party consents, that the Lender may require.

Each of the documents, certificates, opinions, information, and agreements to be delivered to the Lender in satisfaction of the Conditions Precedent must be in form and substance satisfactory to the Lender.

4. Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Company represents and warrants to the Lender, as of the date of this Amendment, as follows:

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Financing Agreement, as amended and supplemented by this Amendment.

(b) Authorization of Agreements. The execution and delivery of this Amendment by the Company and the performance by the Company of the Financing Agreement, as amended hereby, have been duly authorized by all necessary action, and this Amendment has been duly executed and delivered by the Company.

(c) Representations and Warranties in the Financing Agreement. The Company confirms that the representations and warranties contained in the Financing Agreement are (before and after giving effect to this Amendment) true and correct in all material respects (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date).

5. Miscellaneous.

(a) Reference to and Effect on the Existing Financing Agreement.

(i) Except as specifically amended or supplemented by this Amendment and the documents executed and delivered in connection herewith, the Financing Agreement remains unmodified, continues in full force and effect, and is hereby ratified and confirmed.

(ii) The execution and delivery of this Amendment and performance of the Financing Agreement does not constitute a waiver of any provision of, or operate as a waiver of any right, power, or remedy of the Lender under, the Financing Agreement or any of the other Loan Documents.

(iii) This Amendment must be construed as one with the existing Financing Agreement, and the existing Financing Agreement must, where the context so requires, be read and construed throughout to incorporate this Amendment.

(b) Fees and Expenses. The Company agrees to pay on demand: all costs, fees, and expenses incurred by CIT in connection with the preparation, negotiation, and execution of this Amendment and any other documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of CIT’s legal counsel.

(c) Headings. Section and subsection headings in this Amendment are included for convenience of reference only and do not constitute a part of this Amendment for any other purpose and may not be given any substantive effect.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile will be equally effective as delivery of an original executed counterpart of this Amendment.

(e) Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT.

(f) Governing Law. This Amendment is governed by and must be construed according to the laws of the State of California (without reference to the choice of law provisions thereof).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

KEY TRONIC CORPORATION,
a Washington corporation

By:	/s/ Ronald F. Klawitter
Name:	Ronald F. Klawitter
Title:	Executive Vice President and CFO

THE CIT GROUP/BUSINESS CREDIT, INC., as Lender

By:	/s/ Jeannette M. Behm
Name:	Jeannette M. Behm
Title:	Vice President

Each of the undersigned hereby confirms that the foregoing Amendment shall not affect, modify, or diminish such undersigned’s obligations under any instrument of guaranty and/or any related pledge or security agreements executed in favor of CIT and reaffirms and ratifies each of the terms and conditions of such guaranty and/or related pledge or security agreements.

KEY TRONIC JUAREZ, S.A. de C.V.

By:	/s/ Ronald F. Klawitter
Name:	Ronald F. Klawitter
Title:	Executive Vice President and CFO

KEY TRONIC REYNOSA, S.A. de C.V.

By:	/s/ Ronald F. Klawitter
Name:	Ronald F. Klawitter
Title:	Executive Vice President and CFO